Exhibit 10.117

ASSET TRANSFER AGREEMENT

among
Shanghai Huxin Advertisement Co., Ltd
New Allyes Information Technology (Shanghai) Co., Ltd.
Suyang Zhang
And
Hailong Zhu

ASSET TRANSFER AGREEMENT
This ASSET TRANSFER AGREEMENT (this “Agreement”), dated as of November 30, 2004, is entered into by and between the following parties:
(1)	Shanghai Huxin Advertisement Co., Ltd (“Seller”)

Address: Room A70, Floor 28, No.369, Jiangsu Road, Changning District, Shanghai;

(2)	New Allyes Information Technology (Shanghai) Co., Ltd. (“Buyer”)

Address: Room 222301-639, No.14 Building, Pudong Software Park, No.498

Guoshoujing Road, Zhangjiang High-Tech Park, Shanghai;

(3)	Suyang Zhang

ID card No.: 310107581124243

(4)	Hailong Zhu

ID card No.: 110108680408041

(Suyang Zhang and Hailong Zhu Shall be referred to as “Shareholders of Seller”)
WHEREAS:
The Seller is engaged in the business of the design, produce, agency and dissemination of advertisement via website. The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the assets in connection with the business of the Seller, upon the terms and subject to the conditions set forth in this Agreement.
THEREFORE, the parties hereto hereby agree as follows:
1. Definition
1.1	Unless otherwise stipulated in the provisions or in the context of this Agreement, the following terms shall bear the meaning as follows:

"Transfer Assets” shall mean the Seller’s fixed assets and intellectual property listed in Appendix II, but excluding Exclusive Assets.

“Closing” shall mean the completion of the sell and purchase of the Transfer Assets pursuant to the Article 4;

“Closing Date” shall mean the date of Closing;

“Shareholder” shall mean all the registered shareholders of the Seller, i.e. Suyang Zhang and Hailong Zhu;

“Restriction of Rights” shall mean all the pledge, mortgage, lien, security rights, preemption, option or any other restriction of rights or third party rights or any claim of rights (except for (i) lien raised or result from the repair or other similar situation during the ordinary course of business, and (ii) general ownership appointment and ownership reservation clause reached during the ordinary course of business for the purchase of goods);

“Exclusive Assets” shall mean the fixed assets and intellectual property that shall not be subject to purchase, the definition of such assets is set forth in Appendix III;

“Parties” shall mean the parties to this Agreement and their respective successors or assignees;

“PRC” shall mean the People’s Republic of China, for the purpose of this Agreement, not including Hong Kong, Macao Special Administrative Region and Taiwan;

“Warrant” shall mean all the representations, warrants and undertakings included or in relation to the Article 6 and Appendix I; and,

“RMB” shall mean the legal currency of PRC.
1.2	The articles and appendix cited in this Agreement shall be the articles and appendix of this Agreement (unless otherwise stipulated in the context). The context and appendix constitute the whole Agreement.

1.3	The titles of the articles contained herein shall be for convenience only, and shall not affect the interpretation of the provisions hereof.

1.4	If allowed by the context, the wording as of “Seller” and “Buyer” shall include the Seller and Buyer’s respective successors, authorized representatives and the assignees with their consent.
2. Sell of the Transfer Assets
2.1	Restricted by the provisions of this Agreement, the Seller shall be the legal owner to sell and cause the Buyer to obtain all the Transfer Assets without any restriction of rights hereupon.

2.2	Except for the assets and obligations clearly specified in the Agreement,

under this Agreement, the Buyer shall not be deemed to be transferred of other assets or obligations from the Seller, nor be deemed to undertake any duty or obligations in relation to such assets and obligations.
3. Consideration
The Parties understand that the sell and purchase of the Transfer Assets under this Agreement shall for the interest of the Parties; and the Parties acknowledge that the consideration, which is full, non-gratuitous and made with good faith, for the execution and the performance of this Agreement, has been accepted by the Parties. Based on such understanding, the Parties agree that the consideration payable by the Buyer under this Agreement shall be RMB 1.00 Yuan; and the Seller undertakes that, except for the consideration stipulated above, it shall not, by virtue of any other reason, request the Buyer to pay other consideration in respect of the execution and the performance of this Agreement.
4. Closing
4.1 Upon Closing, the Seller shall:
4.1.1 Deliver to the Buyer any instruments or similar instruments and/or permission (if any) in connection with the Transfer Assets to the satisfaction of the Buyer, in order to the title to the Transfer Assets is duly transferred in the name of the Buyer.
4.1.2 Deliver to the Buyer any part of the Transfer Assets which can be actually delivered.
4.1.3 Allow the Buyer to enter into the site where the Transfer Assets are kept to occupy or move such Transfer Assets.
5. Obligation of the Seller
5.1	In case that no breach to the Warrant, the Seller shall undertake:
5.1.1	any indebtedness, duty and obligation on the Transfer Assets existing before and on the Closing Date raised by virtue of any restriction of rights, regardless of such obligation raised before or after the Closing Date; and

5.1.2	any third party’s claim or obligation in respect of the Transfer Assets result from any do or no-to-do by the Seller before or on the Closing Date.

6. Warrant
6.1	The Seller hereby represents warrants and undertakes to the Buyer in respect of the factuality and accuracy of the Warrant.

6.2	The Seller hereby acknowledges that the Buyer executes this Agreement due to its believing of the Warrant under this Agreement and the Buyer executes this Agreement based on such Warrant.

6.3	The Seller hereby warrants that at any time it shall indemnify the Buyer for and against any loss, damage, interest, cost and expense, under the circumstances that such indemnification will not restrict any rights of the Buyer or infringe any rights of claim of the Buyer based on such rights; the above loss, damage, interest, cost and expense include any cost (including legal cost), expenses or liability in connection with (i) any legal proceedings brought by the claim filed by the Buyer for the branch of Guarantee or misleading Guarantee by the Seller, or (ii) any claim, settlement and enforcement of judgment, regardless of the time for the Buyer’s suffering of such losses.

6.4	Each Warrant shall be separately made and independent to each other, unless clear contrarily stipulated, each Warrant shall not be restricted by other Warrant or any provision of this Agreement or be deduced from any Warrant or any provision of this Agreement.

6.6	The interest under this Article can be transferred without restriction in a whole or partially transferred by the one who enjoys the interest at the time of such transfer.

6.6	Regardless of the Closing, any Warrant and any provision of this Agreement, which are not completely performed, shall be remain effective.
7. Consent of the Shareholders of Seller
The Shareholders of the Seller agrees the transaction under this Agreement and further guarantee that they will take any action as the holder of shares or the director or other manager (if any) to cause the Closing of the transaction under this Agreement.
8. Use of Transferred Assets
Buyer hereby agrees that upon Closing, Seller can keep making use the Transferred Assets in accordance with the Exclusive Service Agreement, and shall make payment to the Seller of the depreciation fees of the fixed assets.
9. Breach
9.1	The Parties agree and confirm that, if any party (hereinafter the “Defaulting Party”) breaches substantially any of the provisions herein or omits substantially to perform any of the obligations hereunder, or fails substantially to perform any of the obligations under this Agreement, such a breach or omission shall constitute a default under this Agreement (hereinafter a “Default”), then any party of the Non-Defaulting Party (“Non-Defaulting Party”) shall have the right to require the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within ten (10) days of the other Party’s notifying the Defaulting Party in writing and requiring it to rectify the Default, then Non-Defaulting Party shall have the right at its own discretion to (1) terminate this Agreement and require the Defaulting Party to indemnify it for all the damage; or (2) request mandatory performance of the obligations of the Defaulting Party hereunder and require the Defaulting Party to indemnify it for all the damage.

9.2	Notwithstanding any other provisions herein, the validity of this Article shall stand disregarding the suspension or termination of this Agreement.
10. Notice
10.1	Any notice, request, demand and other correspondences made as required by or in accordance with this Agreement shall be made in writing and delivered to the relevant Party.

10.2	The abovementioned notice or other correspondences shall be deemed to have been delivered when it is transmitted if transmitted by facsimile or telex; it shall be deemed to have been delivered when it is delivered if delivered in person; it shall be deemed to have been delivered five (5) days after posting the same if posted by mail.
11. Force Majeure
If the performance or duly performance of one party is directly affected by earthquake, typhoon, flood, war, computer virus, flaw in tool software, the attack of hacker on the internet, change of policy and law and other event which is unforeseeable, unavoidable and insurmountable, the party affected by the Force Majeure shall at once announce the other party of the Force

Majeure by facsimile and, within thirty (30) days, provide the other party with the detailed information of the Force Majeure and a valid evidencing document issued by the relevant notarization organization, stating the reasons that the Agreement cannot be performed or would be performed with delay. The Parties, by reference to the influence of the Force Majeure for the performance of this Agreement, shall thereby make consultation on whether or not to partially release the obligations of one party from performing the Agreement, or to perform the Agreement in delay. The Parties shall be released of any liabilities in respect of the economic losses result from the Force Majeure.
12. General Provisions
12.1	This Agreement shall be prepared in the Chinese language in four (4) original copies, with each involved Party holding one (1) copy hereof.

12.2	The formation, validity, execution, amendment, interpretation and termination of this Agreement shall be subject to PRC Law.

12.3	Any disputes arising hereunder and in connection herewith shall be settled through consultations among the Parties, and if the Parties cannot reach an agreement regarding such disputes within thirty (30) days of their occurrence, such disputes shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Branch for arbitration in Shanghai in accordance with the arbitration rules of such Commission, and the arbitration award shall be final and binding on all Parties.

12.4	Each Party to this Agreement shall respectively bear the expense result from this Agreement or incurred during the transaction under this Agreement.

12.5	Regardless of the Closing, all the provisions of this Agreement shall remain completely effective, unless the obligation under such provisions has been fully performed upon the Closing.

12.6	Any failure or delay by a Party in exercising any of its rights, powers and remedies hereunder shall not lead to a waiver of such rights.

12.7	Each provision contained herein shall be severable and independent from each of other provisions, and if at any time any one or more articles herein become invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions herein shall not be affected as a result thereof.

12.8	Upon Closing, when Buyer is obliged to answer the enquiry from tax authority or other authority, or report tax or negotiate tax duty, Seller shall provide Buyer with all the help when Buyer request so, and Seller shall provide Buyer with all the information, documents, accounting book and other business records.
12.9	Once executed, this Agreement shall replace any other legal documents entered into by the relevant Parties hereof in respect of the same subject matter hereof. Any amendments or supplements to this Agreement shall be made in writing and shall take effect only when properly signed by the Parties to this Agreement.

12.10	Without prior written consent by the other Party, any Party shall not transfer to any third party any of its right and/or obligation under this Agreement. This Agreement will bind the assets of the Parties, the personal representative, successor and assignee via consent, and will guarantee the interest of the Parties, the personal representative, successor and assignee via consent.
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[Signing Page]
IN WITNESS HEREOF, the following Parties have caused this Assets Transfer Agreement to be executed as of the date and in the place first here above mentioned.
Shanghai Huxin Advertisement Co., Ltd (Corporate Seal)
/s/ Hailong Zhu
Position: Authorized Representative
New Allyes Information Technology (Shanghai) Co., Ltd. (Corporate Seal)
/s/ Jianggang Wang
Position: Authorized Representative
Suyang Zhang
/s/ Suyang Zhang
Hailong Zhu
/s/ Hailong Zhu

Appendix I
Warrant
1. Company Business
1.1	The Seller is a limited company duly incorporated under PRC laws and is validly existing, is not subject to any order or claim or resolution passed from the liquidator, and its assets has not been detained, enforced or in the process of enforcement. No indebtedness shall be repaid by the Seller; no one has appointed receiver or administrator in respect of all or part of the business and the assets of the Seller; nor does any order have been made in relation to such appointment.

1.2	The Sell has the power to execute, deliver and perform this Agreement and has carried out necessary activities to authorize such execute, deliver and perform. This Agreement creates the legal, effective and binding obligation to the Seller, and such obligation is enforceable pursuant to this Agreement.
2. Assets
2.1	The Seller has good and tradable ownership to the Transfer Assets, all the Transfer Assets are free from any restriction of rights, third party rights, and free from any payment obligation under lease agreement and financial lease agreement, sell on credit agreement, delay or documentary sale agreement, or free from other same rights or rights similar to the rights above. All the Transferred Assets are in the possession of under control o the Seller.

2.2	The use or transfer of the Transfer Assets will not in conflict with any laws, regulations or other legally enforceable requirements.
3. General Trading Issues
3.1	Seller does not know the following changes companied by the alteration of titles of Transferred Assets prior to the Closing: the supplier, client and agent or any third party of a contract to which Seller is a party will cease to be the supplier, client and agent or any third party (whichever is applicable), or to the extent same to the above situation or occurrence of the matter with similar nature, they are entitled to terminate the contract to which Seller is a party.

3.2	In terms of the Transfer Assets, the transferor parties or any other third party (the transferor party might be liable on the third party’s behalf for its activity or breach) do not carry out any activity which violates the criminal law or infringe the rights of others, nor do those activity violate any other laws, regulations or other legally enforceable requirements.

3.3	The Seller is not subject to any investigation or inquiry by the governmental institution and does not aware of any fact which will lead to such investigation or inquiry.

3.4	No agreement or arrangement will restrict or negatively affect the transaction under this Agreement or affect the ownership or the use or the disposal of the Transfer Assets by the Seller, and no practice in connection with the Transferred Assets or affect the transfer and engaged by the Seller, which will lead to invalid, illegal, non-enforceable, to-be registered, to-be reported or violation of any anti-trust regulation worldwide (all the regulation in this paragraph is called “anti-trust regulation”). Seller has never received any claim from any one in respect of its violation of anti-trust regulation and never received any information, investigation or dissent, or become the receipt or party to any decision, judgment, guarantee or settlement in connection with anti-trust claims.
4. Accuracy of the Information
4.1	All the information contains in the context and appendix of this Agreement is true and is not misleading in any respect.

4.2	The written information provided by the Seller or its professional consultant in respect of the assets and business is true and accurate currently and at the time of such providing.
5. General Provision
The execution, delivery and performance of this Agreement will not violate, revoke and/or of any contract to which Seller is a party and any its other asset to be restricted or cause any other party to have the right to revoke the contract to which Seller is a party, or violate any law or regulation affecting the assets and business or other order, decree, injection or direction issued by any court, administrative institution or governing body.

Appendix II
List of Transferred Assets

Appendix III
Exclusive Assets